Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of September 15, 2009 (this “Amendment”), is among Modine Manufacturing Company, a Wisconsin corporation, any Foreign Subsidiary Borrowers, the Lenders party hereto and JPMorgan Chase Bank, N.A., a national banking association, as Swing Line Lender, as LC Issuer and as Agent.

RECITAL

The Borrower, the Lenders party thereto and the Agent are parties to an Amended and Restated Credit Agreement dated as of July 18, 2008 (as amended or modified from time to time, the “Credit Agreement”). The Borrower desires to amend the Credit Agreement and the Agent and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.

AMENDMENTS

The Credit Agreement shall be amended as follows:

1.1 The following definitions are added to Article I of the Credit Agreement in appropriate alphabetical order:

“Dutch Holdco” means a Dutch holding company organized under the laws of the Netherlands that is acquired by the Borrower in compliance with the terms of this Agreement and is a Wholly-Owned Subsidiary of the Borrower and owned directly by the Borrower.

“Modine Austria” means Modine Austria Holding GmbH, a company organized under the laws of Austria.

“UK Dollar” means Modine UK Dollar, Limited, a Wholly-Owned Subsidiary of the Borrower.

1.2 The definition of “Stock Purchase Restricted Payment” in Article I of the Credit Agreement is deleted and the following definitions in Article I of the Credit Agreement are restated as follows.

“Modine Holding Consolidated Group” means Modine Holding GmbH and its Subsidiaries existing as of the First Amendment Effective Date, and Modine Austria when its Capital Stock is transferred to Modine Holding GmbH as permitted by the terms of this Agreement.

“Modine Holding GmbH” means Modine Holding GmbH, a Wholly-Owned Subsidiary of the Borrower.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of such Person or any option, warrant or other right to acquire any such Capital Stock of such Person.

1.3 Each reference in Section 2.3 of the Credit Agreement to “Section 4.2(b) of the Intercreditor Agreement” shall be replaced with “Section 4.1(b) of the Intercreditor Agreement” and the second paragraph of Section 2.3(b) of the Credit Agreement is restated as follows:

As used herein, “Asset Sale Net Proceeds” means 100% of all of the Net Cash Proceeds from any sale, Event of Loss, license, lease or other disposition or transfer of any assets (including without limitation any Sale and Leaseback Transaction and any sale permitted under Section 6.17(b) or (c), but excluding the Excluded Sales described below) in excess of $25,000,000 in aggregate amount after the First Amendment Effective Date, each payable and effective upon receipt of such Net Cash Proceeds. As used herein, “Excluded Sales” means (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete or worn-out property in the ordinary course of business not to exceed $1,000,000 in the aggregate after the First Amendment Effective Date, (iii) sales of notes receivable or accounts receivable to the extent permitted under Section 6.17; (iv) revenues from licenses in existence on the First Amendment Effective Date, including all renewals, extensions and modifications thereof and substitutions therefor, (v) the sale or other transfer of any assets solely among the Borrower and the Subsidiaries which is permitted by the terms of this Agreement, and (vi) if the Borrower shall deliver to the Agent a certificate of a Authorized Officer to the effect that the Borrower or its applicable Subsidiary receiving the Net Cash Proceeds from an Event of Loss intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property or equipment to be used in the business of the Borrower or its Subsidiaries, and certifying that no Default has occurred and is continuing, then such Net Cash Proceeds specified in such certificate shall be excluded from the prepayment determination required under the first sentence of this Section 2.3(b), provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, such Net Cash Proceeds will not be so excluded, and will be included in the calculation contained in the first sentence of this Section 2.3(b) in determining whether a prepayment shall then be required.

1.4 The last sentence of Section 2.27(iv) of the Credit Agreement is restated as follows: “Each Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the reasonable request of the Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Borrower and its Subsidiaries, or any of them, and all such intercompany loans or other advances owing by any of the Borrowers or a Guarantor shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Required Lenders.”

1.5 The Borrower has disclosed and represented to the Lenders that on or about March 31, 2009 it committed to increase the equity capital of Modine Thermal Systems (Changzhou) Co. Ld. (“Modine China”) in the aggregate amount of $1,500,000, which commitment was funded in the amount of approximately $400,000 in April of 2009; and in the amount of approximately $1,100,000 in June of 2009. The proceeds of such increased capital are intended to be used by Modine China primarily to pay an intercompany receivable owing to the Borrower, subject to the receipt of required regulatory approvals (such increases, collectively, the “Modine China Investments”), and the Borrower agrees to cause Modine China to use such proceeds primarily to pay an intercompany receivable owing to the Borrower promptly after receipt of such required regulatory approvals.

The Borrower has requested that the Lenders waive any Default caused by the making of the Modine China Investments effective as of March 31, 2009 immediately prior to time the Modine China Investments were made, and the Lenders hereby agree to such waiver. The Borrower and the Lenders further agree that the Modine China Investments shall not reduce the amount of Investments permitted under Section 6.5(b), but shall reduce the amount of loans and advances under Section 6.4(h) (in the form after giving effect to this Amendment). The Borrower and Guarantors acknowledge and agree that the waiver contained herein and in Section 6.4(h) as revised is a limited, specific, and one-time waiver as described above and shall not entitle the Borrower or the Guarantors (or any of them) to a waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances. Sections 6.4 and 6.5 of the Credit Agreement are restated as follows:

Section 6.4 Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except:

(a) deposits required by government agencies or public utilities;

(b) existing loans or advances between the Borrower and its Subsidiaries and between Subsidiaries described under the heading of “Intercompany Loan Balances” on Schedule 6.16 hereto, but no increase in the amount thereof (except to the extent increased amounts are permitted under another clause of this Section 6.4), provided that: (i) this covenant shall not restrict the assignment of any such “Intercompany Loan Balances” by the holder to the Borrower or a Guarantor, and (ii) in the event of the sale of Modine Korea as permitted by Section 6.9(b)(ii) to a Person that is not an Affiliate of the Borrower, the amount of loans owed by Modine Korea to the Borrower on the date of such sale may continue to be outstanding after such date, to be repaid on such terms as the Borrower and such Person may agree;

(c) loans or advances from any Foreign Subsidiaries to the Borrower or any Guarantor, provided that such loans and advances are evidenced by documents satisfactory to the Agent and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent;

(d) loans and advances between the Borrower and the Guarantors, provided that such loans and advances are evidenced by documents satisfactory to the Agent and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent;

(e) loans and advances between Foreign Subsidiaries, provided that such loans and advances are (i) evidenced by documents satisfactory to the Agent and (ii) if such loans and advances are owing by a Foreign Subsidiary Borrower or any Foreign Subsidiary guaranteeing the Obligations of such Foreign Subsidiary Borrower, subordinated to all Obligations and Rate Management Obligations owing by such Foreign Subsidiary Borrower on terms and by agreements satisfactory to the Agent;

(f) a loan by the Borrower to Dutch Holdco consisting solely of the deferred payment portion of the sale of UK Dollar to Dutch Holdco permitted under Section 6.9(b)(iii);

(g) a loan by the Borrower to Modine Holding GmbH consisting solely of the deferred payment portion of the sale of Modine Austria GmbH to Modine Holding GmbH permitted under Section 6.9(b)(iv), provided that the Borrower will take or cause its Subsidiaries to take all action to ensure that all obligations under such loan do and will rank at least pari passu in right of payment with all of the present and future unsubordinated Indebtedness of Modine Holding GmbH, except to the extent: (i) otherwise required under German law, or (ii) such Indebtedness is secured by Permitted Encumbrances or other Liens permitted under Section 6.6; and

(h) other loans and advances made in the ordinary course of business not exceeding (i) $10,000,000 in the aggregate at any time outstanding, minus (ii) (A) $1,500,000, which is the aggregate amount of the increase in the registered capital of Modine Thermal Systems (Changzhou) Co. Ld., a Wholly-Owned Subsidiary of the Borrower, made in April and June of 2009, less (B) the amount by which such increase in registered capital of Modine Thermal Systems (Changzhou) Co. Ld is decreased after the date of the Second Amendment to this Agreement and returned to the Borrower in cash.

provided that after giving effect to the making of any loans, advances or deposits permitted by clause (a), (b), (c), (d), (e), (f), (g) or (h) of this Section, no Default or Unmatured Default shall have occurred and be continuing.

Notwithstanding anything herein to the contrary, the Borrower will not, nor will it permit any Subsidiary to, make any loans and advances to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Guarantor at any time on or after the First Amendment Effective Date other than as permitted under clause (g) above, provided that this Section 6.4 shall not restrict loans and advances between members of the Modine Holding Consolidated Group.

Section 6.5 Investments and Acquisitions.

(a) The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i) Cash Equivalent Investments.

(ii) (x) Existing Investments in Subsidiaries as of the First Amendment Effective Date, but no increase in the amount thereof other than an increase in the registered capital of Modine Thermal Systems (Changzhou) Co. Ld. in the amount of $1,500,000, and (y) other Investments described in Schedule 6.5, but no increase in the amount thereof, as reduced from time to time.

(iii) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction.

(iv) Rate Management Transactions permitted by Section 6.20 and guaranties by the Borrower and its Subsidiaries of such Rate Management Obligations.

(v) Loans and advances permitted by Section 6.4.

(vi) The acquisition of Dutch Holdco and the following Investments in Dutch Holdco: (x) a cash capital contribution or purchase price of up to €35,000, and (y) the contribution of the beneficial interest in the Capital Stock of Modine Korea (and for the avoidance of doubt, such contribution will not include any transfer of the intercompany loans owed by Modine Korea to the Borrower).

(vii) The Acquisition by Dutch Holdco of UK Dollar in compliance with the terms of this Agreement.

(viii) The Acquisition by Modine Holding GmbH of Modine Austria in compliance with the terms of this Agreement.

(b) The Borrower and its Subsidiaries may make and have outstanding other Investments, provided that no Default or Unmatured Default exists at the time such Investment is made or would be caused thereby and at no time shall the aggregate outstanding amount of all such other Investments existing and permitted under this Section 6.5(b) exceed $1,000,000.

Notwithstanding anything herein to the contrary, the Borrower will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments) to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Guarantor at any time on or after the First Amendment Effective Date other than the loan to Modine Holding GmbH permitted under Section 6.4(g), provided that this Section 6.5 shall not restrict Investments between members of the Modine Holding Consolidated Group.

1.6 Section 6.9 of the Credit Agreement is restated as follows:

Section 6.9 Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that:

(a) Subsidiaries of the Borrower may merge into the Borrower or a Wholly-Owned Subsidiary,

(b) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit:

(i) sales of inventory in the ordinary course of business;

(ii) sale or other disposition of Modine Korea, whether by sale or other disposition of Capital Stock or assets, and other assets owned by Foreign Subsidiaries related to the Korean-based vehicular HVAC business;

(iii) if no Default or Unmatured Default shall have occurred and be continuing or would be caused thereby, the sale of the Capital Stock of UK Dollar owned by the Borrower to Dutch Holdco for a purchase price equal to the fair value of UK Dollar, to be determined based on a valuation by Ernst & Young (or another global valuation company of comparable reputation selected by the Borrower) or otherwise determined in a manner acceptable to the Agent, on cash and deferred payment terms to be determined, provided that: (x) if such sale of UK Dollar is consummated contemporaneously with the sale of Modine Korea to any Person that is not an Affiliate of the Borrower, the cash portion of the purchase price of UK Dollar will be not less than the Net Cash Proceeds payable to Dutch Holdco from such sale of Modine Korea; (y) if such sale of Modine Korea is consummated subsequent to such sale of UK Dollar, Dutch Holdco shall be obligated to prepay the deferred payment portion of the purchase price of UK Dollar in an amount equal to the Net Cash Proceeds payable to Dutch Holdco from such sale of Modine Korea; and (z) all other terms and conditions of the deferred payment portion of the purchase price of UK Dollar shall be reasonably satisfactory to the Agent. For the avoidance of doubt, the Net Cash Proceeds payable to Dutch Holdco for the sale of Modine Korea will not include any payment of the intercompany loans owed by Modine Korea to the Borrower and permitted under Section 6.4(b). When computing the Net Cash Proceeds from the sale of Modine Korea that are to be applied in accordance with Section 2.3 there shall not be subtracted from the gross proceeds of such sale any portion of such proceeds applied to the prepayment of the deferred payment portion of the purchase price of UK Dollar.

(iv) if no Default or Unmatured Default shall have occurred and be continuing or would be caused thereby, the sale of Modine Austria to Modine Holding GmbH, provided that Modine Holding GmbH is a Wholly-Owned Subsidiary at the time of such sale, for a purchase price based on the fair value of Modine Austria to be determined based on a valuation by Ernst & Young or otherwise determined in a manner acceptable to the Agent, provided that such price shall not be less than €11,000,000 (as adjusted based on any changes to the balance sheet of Modine Austria between March 31, 2009 and closing of the sale), and such purchase price is payable as follows: (x) at least €1,500,000 payable in cash at the closing of the sale, (y) the assignment to the Borrower by Modine Holding GmbH of an existing loan in the amount of €3,500,000 owing by UK Dollar to Modine Holding GmbH, which assignment shall be on terms and conditions satisfactory to the Agent, and (z) the balance of the purchase price will be paid with a promissory note with a maturity of not more than three years, interest payable at the rate of one year EURIBOR + 300 bps, payable quarterly and reset annually on each December 1 and otherwise on terms and conditions satisfactory to the Agent and without any restrictions on the payment or prepayment thereof (whether in connection with any agreement governing any Indebtedness of Modine Holding GmbH or any of its Subsidiaries or otherwise);

(v) leases, sales or other dispositions of Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (v) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, provided that, after giving effect to any such lease, sale or other disposition, no Default or Unmatured Default shall have occurred and be continuing;

(vi) any transfer of an interest in accounts or notes receivable and related assets permitted under Section 6.17; and

(vii) any transfer of assets pursuant to an Investment permitted under Section 6.5.

(c) the foregoing limitation on the discontinuation or elimination of any business line or segment shall not prohibit the liquidation and dissolution of any Subsidiary or the discontinuation or elimination of any business line or segment, provided that (i) the Borrower shall have reasonably determined that such business line or segment being discontinued or eliminated is a non-core business of the Borrower and its Subsidiaries, (ii) any sale of assets relating to any discontinuation or elimination of any business line or segment or any liquidation or dissolution of any Subsidiary shall be subject to the limitation on the sale, lease or other transfer of assets described in Section 6.9(b) and the prepayment requirements under Section 2.3(b) and the other terms of this Agreement, and (iii) after giving effect to any such liquidation or dissolution or discontinuation or elimination of any business line or segment, no Default or Unmatured Default shall have occurred and be continuing or would caused thereby.

1.7 The following is added to the end of Section 6.16 of the Credit Agreement

Notwithstanding anything herein to the contrary, Dutch Holdco not shall incur any Indebtedness (other than owing to the Borrower and constituting loans permitted under Section 6.4), conduct any material business other than acting as a holding company or grant any Lien on any of its assets (other than in favor of the Borrower to secure its permitted Indebtedness to the Borrower and Liens described in clauses (a-d) and (h) of the definition of Permitted Encumbrances) at any time.

1.8 Section 6.21 of the Credit Agreement is restated as follows:

Section 6.21 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, (ii) transactions between the Borrower or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction, (iii) transactions between the Borrower and Dutch Holdco permitted under Section 6.4(f), 6.5(a)(vi), 6.5(a)(vii) or 6.9(b)(iii) hereof, and (iv) transactions between the Borrower and Modine Holding GmbH permitted under Section 6.4(g), 6.5(a) (viii) or 6.9(b)(iv) hereof.

1.9 Section 10.12 of the Credit Agreement is amended by adding the following to the end thereof: “Without limiting the foregoing, the Lenders hereby irrevocably empower and authorize JPMorgan, in its capacity as Agent or as Collateral Agent, to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of, and the Agent and Collateral Agent (provided it is allowed to do so under the terms of the Intercreditor Agreement) shall release, any Lien on the Capital Stock of UK Dollar in connection with the sale thereof under Section 6.9(b)(iii) or on the Capital Stock of Modine Austria connection with the sale thereof under Section 6.9(b)(iv).”

1.10 On July 8, 2009, the Borrower made an optional principal payment of Advances that reduced the aggregate outstanding principal amount of the Advances to $87,000,000, and made a further optional principal payment of the Advances that reduced the aggregate outstanding principal amount of the Advances to $82,000,000. Section 4.2(b) of the Intercreditor Agreement required that such principal payments be paid into the Collateral Agent Intercreditor Collateral Account (as defined in the Intercreditor Agreement), to the extent that such principal payments caused the outstanding principal amount of the Advances to be less than $94,000,000, but such amounts were not so deposited and a Default has occurred under Section 7.3 of the Credit Agreement. The Borrower has requested that the Lenders waive such Default caused by the making of the prepayments, and the Lenders hereby agree to such waiver provided that the Borrower borrow $12,000,000 under the Credit Agreement (resulting in an aggregate principal balance of all Advances of $94,000,000) and deposit such borrowings in the Collateral Agent Intercreditor Collateral Account (as defined in the Intercreditor Agreement). On a one time basis only for such $12,000,000 Advance, the Lenders agree that such Advance may be made on the same Business Day as it is requested provided such Advance is made as a Floating Rate Advance. The Borrower and Guarantors acknowledge and agree that this waiver is a limited, specific, and one-time waiver as described above and shall not entitle the Borrower or the Guarantors (or any of them) to a waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances.

1.11 Schedules 6.5 and 6.16 to the Credit Agreement are replaced with Schedules 6.5 and 6.16 attached hereto.

ARTICLE 2.

REPRESENTATIONS

The Borrower represents and warrants to the Agent and the Lenders that:

2.1 The execution, delivery and performance of this Amendment are within its powers, have been duly authorized by the Borrower and are not in contravention of any requirement of law. This Amendment is the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with the terms thereof, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

2.2 After giving effect to the amendments herein contained and the amendments to Note Purchase Documents being delivered pursuant to Section 3.2 hereof and the borrowing and actions required under Section 1.10 of this Amendment, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

2.3 Complete and correct copies of the amendment to the 2005 Note Purchase Agreement, the amendment to the 2006 Note Purchase Documents, and all agreements and documents executed in connection therewith have been delivered to the Lenders and such amendments and other agreements and documents are being executed simultaneously herewith, and neither the Borrower nor any Subsidiary thereof has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to any Senior Note Holder or any of their respective Affiliates, attorneys, agents, consultants or other representatives (other than as set forth in such amendments and other agreements and documents) or to any other creditor of the Borrower or any Subsidiary in connection with the transactions contemplated thereby.

2.4 All obligations under the loans from the Borrower to Modine Holding GmbH will rank at least pari passu in right of payment with all other present and future unsubordinated Indebtedness of Modine Holding GmbH, except to the extent otherwise required under German law or such Indebtedness is secured by Permitted Encumbrances or other Liens permitted under Section 6.6, and such loans and the related documentation and performance thereunder will not violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Modine Holding GmbH or any of its Subsidiaries, (b) Modine Holding GmbH’s or any Subsidiary’s organizational documents, or (c) the provisions of any indenture, instrument or agreement to which Modine Holding GmbH or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Modine Holding GmbH or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement.

ARTICLE 3.

CONDITIONS PRECEDENT

This Amendment shall become effective as of the date hereof, provided that each of the following has been satisfied:

3.1 This Amendment shall be signed by the Borrower, the Agent and the Required Lenders.

3.2 The Lenders shall have received an amendment to the 2005 Note Purchase Documents, an amendment to the 2006 Note Purchase Note Documents and all agreements and documents executed in connection therewith, and all such amendments and other agreements and documents shall be executed simultaneously herewith and shall be satisfactory to the Agent.

3.3 The Consent and Agreement to this Amendment shall be signed by all parties thereto.

3.4 The Borrowers and the Guarantors shall have executed and delivered such other agreements and instruments, and satisfied such other conditions in connection with this Amendment as required by the Agent.

ARTICLE 4.

MISCELLANEOUS.

4.1 References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Agreement is a Loan Document. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. This Agreement is a Loan Document.

4.2 Except as expressly amended hereby, each of the Borrower and each Guarantor agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

4.3 Each of the Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent, any Lender or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Obligations. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrower and each Guarantor, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the “Releasing Parties”), hereby releases the Agent, each Lender and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Released Parties”), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

4.4 Each of the Borrower and each Guarantor acknowledges and agrees that each of the Agent and the Lenders has fully performed all of its obligations under all Loan Documents, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Loan Documents. The actions of each of the Agent and the Lenders taken pursuant to this Agreement and the documents referred to herein are in furtherance of their efforts as secured lenders seeking to collect the obligations owed to them. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Borrower, its Subsidiaries, the Agent and the Lenders. The Borrowers, its Subsidiaries, the Agent and the Lenders agree that notwithstanding the provisions of this Agreement, each of the Borrowers and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

4.5 This Agreement may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or electronic mail message shall be enforceable as originals.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed, delivered and effective as of the date first above written .

MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson

Title:	Executive Vice President – Corporate Strategy & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as the Agent, as the Swing Line Lender, as the LC Issuer and as a Lender

By:	/s/ Krys Szvenski

Title:	Vice President

BANK OF AMERICA, N.A., as a Documentation Agent and as a Lender

By:

Title:

M&I MARSHALL & ILSLEY BANK, as a Documentation Agent and as a Lender

By:	/s/ illegible

Title:	Assistant Vice President

By:	/s/ Gina A. Peter

Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Documentation Agent and as a Lender

By:	/s/ illegible

Title:	Senior Vice President

DRESDNER BANK AG, as a Lender

By:	/s/ Franz Brugger

Title:	Director

By:	/s/ Ekkehard Albrecht

Title:	Director

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Caroline V. Krider

Title:	Vice President and Senior Lender

COMERICA BANK, as a Lender

By:	/s/ Heather A. Whiting

Title:	Vice President

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby, and acknowledges and agrees to all terms and provisions of the above Amendment applicable to it, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions.

MODINE, INC.

By:	/s/ William K. Langan

Title:	President

MODINE ECD, INC.

By:	/s/ Bradley C. Richardson

Title:	Vice President & Assistant Treasurer